Condensed Balance Sheets

	9/30/2013	12/31/2012
	(unaudited)

Cash	$29,433,560	$26,216,668
Other current assets	401,962	714,508
Non current assets	103,511	88,025

	$29,939,033	$27,019,201

Current liabilities	$1,067,529	$1,098,307
Warrant liabilities	3,690,609	2,852,880
Shareholders' equity	25,180,895	23,068,014

	$29,939,033	$27,019,201

Condensed Statement of Operations (Unaudited)

	3 months	3 months	9 months	9 months
	ended	ended	ended	ended
	9/30/2013	9/30/2012	9/30/2013	9/30/2012

Revenue	$-	$-	$-	$-
Research and development	1,276,507	2,378,917	3,905,338	6,567,086
Stock based compensation	156,277	33,887	500,351	382,611
General and administrative	985,107	1,004,181	2,542,794	2,647,301

Loss before other expenses	(2,417,891)	(3,416,985)	(6,948,483)	(9,596,998)
Interest income	3,667	1,858	14,310	4,867
Financing expense	-	-	-	(368,524)
Change in fair value of warrant liabilities	(1,379,217)	2,777,500	(1,983,388)	(5,018,224)

Net loss	$(3,793,441)	$(637,627)	$(8,917,561)	$(14,978,879)